PRESS RELEASE

Acquisitions Contact:	Media Contact:

Mark D. Engstrom EVP — Acquisitions Healthcare Trust of America, Inc. 480.998.3478 markengstrom@htareit.com	Claire Koeneman President Financial Relations Board 312.640.6745 ckoeneman@mww.com

Healthcare Trust of America, Inc. Acquires Hampden Place Medical Center
Located in Englewood, Colorado

Scottsdale, Arizona (December 21, 2009) – Healthcare Trust of America, Inc. (“HTA”), a self-managed, non-traded, real estate investment trust, announced the completed acquisition of Hampden Place Medical Center, a 66,339 rentable SF medical office building located in Englewood, Colorado, for approximately $18,600,000.

Hampden Place Medical Center is located within the Englewood City Center, a transit-oriented, mixed-use redevelopment district. Built in 2004, the state-of-the-art medical office building is near the Swedish Medical Center and was developed in conjunction with local physicians and the HCA HealthOne Hospital System. The building houses an ambulatory surgery center, medical imaging and physiotherapy facilities, and medical offices for orthopedic, hematology-oncology and related-physician practices. The Swedish Medical Center is one of the flagship hospitals for HCA HealthOne and includes 386 licensed beds and a Level I trauma center.

“We were attracted to this project for several reasons, including the quality of the tenants and the prime location of the building. The services within this project really work well together,” stated Mark D. Engstrom, HTA’s Executive Vice President of Acquisitions. “The seller, Development Solutions Group, and their physician partners have been excellent to work with on this transaction.”

For more information on Healthcare Trust of America, Inc. and to download the current prospectus, please visit www.htareit.com.

About Healthcare Trust of America, Inc.

Healthcare Trust of America, Inc. is a self-managed, publicly registered, non-traded real estate investment trust. HTA has made 46 geographically diverse acquisitions valued at approximately $1.3 billion based on purchase price, which includes 155 buildings and two real estate-related assets. HTA’s portfolio totals approximately 6.4 million square feet and includes 138 medical office buildings, four hospitals, nine skilled nursing and assisted living facilities and four other office buildings located in 20 states, including: Arizona, California, Colorado, Florida, Georgia, Illinois, Indiana, Kansas, Minnesota, Missouri, New Hampshire, Ohio, Oklahoma, Pennsylvania, South Carolina, Tennessee, Texas, Utah, Virginia and Wisconsin.

FORWARD-LOOKING LANGUAGE

This press release contains certain forward-looking statements with respect to the growth and value of HTA’s portfolio and the value that the investment adds to HTA. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: the strength and financial condition of the property; the strength and financial condition of the tenants; uncertainties relating to the local economy of Englewood, Colorado; uncertainties relating to changes in general economic and real estate conditions; uncertainties regarding changes in the healthcare industry; the uncertainties relating to the implementation of HTA’s investment strategy; and other risk factors as outlined in HTA’s prospectus, as amended from time to time, and as detailed from time to time in HTA’s periodic reports, as filed with the Securities and Exchange Commission.